Exhibit 10.28

Goods Transport Service Agreement

Dated:	March 15, 2009

Parties:	Quanzhou City Anjili Logistic Co., Ltd. (“Anjili”) Guanke

Terms:
Anjili shall provide ground transportation service to Guanke throughout China. Transportation service fees are payble every 30 days. Guanke shall be responsible for packing the goods. Anjili shall keep Guanke informed of the processing status of the goods.

Termination:	Automatic termination if Guanke does not use Anjili’s services for one year. Termination by either party upon a 15 day prior written notice to the other party.

Dispute resolution:	Disputes should be submitted to a competent People’s Court in China.

Governing law:	Laws of the People’s Republic of China.